Exhibit 4.8
HISOFT TECHNOLOGY INTERNATIONAL LIMITED
THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
     This THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is entered into as of March 15 , 2010, among:
     HiSoft Technology International Limited, a Cayman Islands exempted company (the “Company”), the persons listed on the Schedule of Restricted Parties attached hereto as Schedule 1 (each a “Restricted Party,” and collectively, the “Restricted Parties”) on the one hand, and the following entities (each an “Investor” and together, the “Investors”) on the other:
     JAFCO Asia Technology Fund II, a Cayman Islands company (“JAFCO”),
     Intel Capital (Cayman) Corporation (formerly known as Intel Capital Corporation), a Cayman Islands company (“Intel”),
     Granite Global Ventures (Q.P.) L.P., a Delaware (U.S.A.) limited partnership (“Granite QP”),
     Granite Global Ventures L.P., a Delaware (U.S.A.) limited partnership (“Granite”),
     Granite Global Ventures II L.P., a Delaware (U.S.A.) limited partnership (“Granite II”),
     GGV II Entrepreneurs Fund L.P., a Delaware (U.S.A.) limited partnership (“GGV II”),
     Sumitomo Corporation Equity Asia Limited, a company incorporated in Hong Kong (“Sumitomo”),
     International Finance Corporation, an international organization established by the Articles of Agreement among its member countries, including the PRC (“IFC”),
     The Greater China Trust, a trust duly organized and existing under the laws of the Cayman Islands, managed by Mitsubishi UFJ Securities (HK) Capital, Limited (“Mitsubishi”),
     Draper Fisher Jurvetson ePlanet Ventures L.P., a limited partnership organized and existing under the laws of the Cayman Islands (“DFJLP”),
     Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, a company organized under the laws of Germany (“DFJ GmbH”),
     Draper Fisher Jurvetson ePlanet Partners Fund, LLC, a limited liability company organized under the laws of the State of California (“DFJ Partners,” together with DFJLP and DFJ GmbH, “DFJ”), and
     GE Capital Equity Investments Ltd., a company organized under the laws of Cayman Islands (“GE”),
     Kornhill Consulting LTD, a company incorporated under the laws of British Virgin Islands (“Kornhill”), and
     Laoniu Investment Company Limited, a company organized under the laws of Mauritius (“Laoniu”).
R E C I T A L S
     Certain of the Investors have previously purchased from the Company, and the Company has sold to such Investors, Series A Preferred Shares and certain warrants to purchase additional Series A Preferred Shares and Series A-1 Preferred Shares, Series B Preferred Shares of the Company and/or Series C Preferred Shares of the Company on the terms and conditions set forth in that certain Series A Preferred Share Purchase Agreement dated as of July 28, 2004 (the “Series A Share Purchase Agreement”) among the Company, HiSoft Dalian, Haihui Dalian, certain of the Investors and certain other entities and individuals, that certain Series B Preferred Share Purchase

Agreement dated as of June 30, 2006, as amended and restated as of April 30, 2007 (the “Series B Share Purchase Agreement”) among the Company, HiSoft Dalian, Haihui Dalian, certain of the Investors and certain other entities and individuals, and that certain Series C Preferred Share Purchase Agreement dated as of July 19, 2007 (the “Series C Share Purchase Agreement”) among the Company and certain of the Investors.
     In conjunction with the consummation of the transactions contemplated by the Series A Share Purchase Agreement, the Series B Share Purchase Agreement and the Series C Share Purchase Agreement, the parties thereto entered into that certain Investors’ Rights Agreement, dated as of July 28, 2004, as amended by the Accession Agreement, dated as of October 18, 2004, by and among the Company, the Series A Investors, and certain other entities and individuals, and as further amended and restated by that certain Amended and Restated Investors’ Rights Agreement, dated as of June 30, 2006, by and among the Company, the Series A Investors, the Series B Investors, and certain other entities and individuals, and as further amended and restated by that certain Second Amended and Restated Investors’ Rights Agreement, dated as of August 17, 2007, by and among the Company, the Series A Investors, Series B Investors, Series C Investors and certain other entities and individuals (the “Prior Investors’ Rights Agreement”).
     In accordance with Section 10.14 of the Prior Investors’ Rights Agreement the parties thereto desire to amend and restate the Prior Investors’ Rights Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Prior Investors’ Rights Agreement shall be amended and restated in its entirety as follows:
1. DEFINITIONS.
     1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:
     “Affiliate” of a Person shall mean any company, corporation, or other entity that controls, is controlled by, or is under common control with, the specified Person, within the meaning of Rule 144 of the Securities Act.
     “Agreed M&A” shall mean the Fifth Amended and Restated Memorandum and Articles of Association of the Company, as amended from time to time.
     “Board” shall mean the Board of Directors of the Company.
     “Business Day” shall mean any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, Singapore, Hong Kong or New York.
     “BVI Subsidiaries” shall mean each of HiSoft BJ BVI and HiSoft Systems BVI.
     “Closing” shall mean the date on which the Company first issues Series C Preferred Shares to the Investors.
     “Common Share Equivalents” shall mean, with respect to any shareholder of the Company, Common Shares owned by such shareholder together with Common Shares into or for which any issued and outstanding Preferred Shares or any other issued and outstanding convertible securities (excluding, for the avoidance of doubt, unexercised options or warrants) owned by such shareholder shall be convertible.
     “Common Shares” shall mean common shares of the Company, par value US$0.0001 per share.
     “Conversion Shares” shall mean Common Shares issuable upon conversion of the Warrant Shares, the Series A Preferred Shares issued and sold under the Series A Share Purchase Agreement, the Series B Preferred Shares issued and sold under the Series B Share Purchase Agreement, or the Series C Preferred Shares issued and sold under the Series C Share Purchase Agreement.
     “Exchange Act” shall mean the U.S. Securities and Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended from time to time.

     “Exchange Act Registration” shall mean registration of a company under Section 12 of the Exchange Act or when a company becomes subject to Exchange Act reporting requirements under Section 15(d) of the Securities Act or otherwise.
     “Group Companies” shall mean the Company, the PRC Subsidiaries, the Japan Subsidiary, the US Subsidiaries, the BVI Subsidiaries and HiSoft Hong Kong, and any other direct or indirect Subsidiary of a Group Company, if any (each a “Group Company”). Notwithstanding the foregoing provision, for the purpose of the Transaction Agreements, the term “Group Companies” or “Group Company” shall not include Hualu BVI, Haihui Dalian, Japan JV or Haihui Dalian Training Center.
     “HiSoft Beijing” shall mean HiSoft Services (Beijing) Limited (), a Sino-foreign joint venture company organized under the laws of the PRC.
     “HiSoft BJ BVI” shall mean HiSoft Holdings Limited, an international business company organized under the laws of the British Virgin Islands.
     “HiSoft Chengdu” shall mean HiSoft Software (Chengdu) Co., Ltd., (), a Sino-foreign joint venture company established under the laws of the PRC.
     “HiSoft Dalian” shall mean HiSoft Technology (Dalian) Co., Ltd. (), a wholly-foreign owned enterprise established by the Company under the laws of the PRC.
     “HiSoft Envisage” shall mean HiSoft Envisage Inc., a company established under the laws of the State of Delaware, U.S.A.
     “HiSoft Hong Kong” shall mean HiSoft Systems Hong Kong Limited (), a limited liability company established under the laws of Hong Kong Special Administrative Region.
     “HiSoft Shenzhen” shall mean HiSoft (Shenzhen) Limited (), a Sino-foreign joint venture company organized under the laws of the PRC.
     “HiSoft Systems BVI” shall mean HiSoft Systems Holdings Limited, an international business company organized under the laws of the British Virgin Islands.
     “HiSoft Wuxi” shall mean Wuxi HiSoft Services Limited (), an Sino-foreign joint venture company established under the laws of the PRC.
     “Hualu BVI” shall mean Hualu Corporation (BVI) Ltd., a British Virgin Islands company.
     “Investment Securities” shall mean the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Warrant Securities and the Conversion Shares.
     “JAFCO Warrant” shall mean the warrant for the purchase of up to 2,000,000 Series A Preferred Shares issued to JAFCO on June 28, 2004.
     “Japan Subsidiary” shall mean Haihui Sci-Tech Japan Co., Ltd. (), a company established under the laws of Japan and a wholly owned Subsidiary of the Company.
     “Joinder Agreement” shall mean an agreement in such form and on such terms as approved by all the Investors and the Company, which a Person is required to enter into with or in favour of all the parties pursuant to Sections 5 and 7.7.
     “Person” or “person” shall be construed as broadly as possible and shall include an individual, a partnership, a limited liability company, a company, an association, a trust, a joint venture or unincorporated organization and any government organization or authority.
     “PRC” shall mean, for the purpose of this Agreement, the Peoples’ Republic of China, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

     “PRC Subsidiaries” shall mean HiSoft Dalian, HiSoft Chengdu, HiSoft Beijing, HiSoft Shenzhen and HiSoft Wuxi.
     “Preferred Shares” shall mean the Company’s Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, collectively, along with any other class or series of preferred shares issued by the Company in substitution or replacement therefor.
     “Qualified IPO” shall mean a firm commitment public offering of Common Shares in the United States that has been registered under the Securities Act resulting in a minimum market capitalization of US$350 million, and with gross proceeds to the Company of at least US$50 million, or in a similar public offering of Common Shares in a jurisdiction and on a recognized securities exchange outside of the United States, including without limitation, the Hong Kong Stock Exchange, provided such public offering is equivalent to the aforementioned in terms of price, offering proceeds and regulatory approval.
     “ROFR Agreement” shall mean the Second Amended and Restated Right of First Refusal and Co-Sale Agreement among the Investors and the Company and the other parties named therein, dated August 17, 2007, as amended from time to time.
     “Rule 144” shall mean Rule 144 promulgated under the Securities Act, as amended from time to time.
     “SEC” shall mean the U.S. Securities and Exchange Commission, as constituted from time to time.
     “Securities Act” shall mean the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended from time to time.
     “Series A Preferred Shares” shall mean the Company’s Series A Preferred Shares, US$0.0001 par value per share.
     “Series A-1 Preferred Shares” shall mean the Company’s Series A-1 Preferred Shares, US$0.0001 par value per share.
     “Series A/A-1 Preferred Shares” shall mean the Series A Preferred Shares and the Series A-1 Preferred Shares, together as a single class.
     “Series A-1 Preferred Warrants” shall mean the warrants for the purchase of up to 36,000,000 shares of Series A-1 Preferred Shares issued to certain of the Investors on June 28, 2004 and October 18, 2004.
     “Series B Preferred Shares” shall mean the Company’s Series B Preferred Shares, U.S. $0.0001 par value per share.
     “Series C Preferred Shares” shall mean the Company’s Series C Preferred Shares, U.S. $0.0001 par value per share.
     “Subsidiary” shall mean, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other entity (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than 50% interest in whose profits or capital are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with US GAAP, or (iii) any entity in respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another Subsidiary. Notwithstanding the above, for the purpose of the Transaction Agreements, as applied to the Company, the term “Subsidiary” shall not include Hualu BVI, Haihui Dalian, Japan JV or Dalian Haihui Software Training Center, and each of their respective Subsidiaries, if any.
     “Transaction Agreements” shall mean this Agreement, the Series C Share Purchase Agreement, and the ROFR Agreement, each as amended from time to time.
     “US GAAP” shall mean accounting principles generally accepted in the United States of America, as in effect from time to time.

     “US Subsidiaries” shall mean DMK International Inc., a corporation organized under the laws of the State of Delaware, U.S.A, and HiSoft Envisage.
     “Warrant Securities” shall mean the Series A-1 Preferred Warrants and the Warrant Shares.
     “Warrant Shares” shall mean the Series A-1 Preferred Shares issuable or issued upon exercise of the Series A-1 Preferred Warrants.
Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings given to them in the Series C Share Purchase Agreement.
2. INFORMATION AND INSPECTION RIGHTS.
     2.1 Information and Inspection Rights (Pre-Qualified IPO).
          (a) Information Rights. The Company hereby covenants and agrees that, commencing on the date of this Agreement, and for so long as any Investor holds at least 10,000,000 Preferred Shares, the Company will deliver to such Investor the following with respect to itself and their respective Subsidiaries:
               (i) audited annual consolidated financial statements within one hundred and twenty (120) days after the end of each fiscal year, including an audited balance sheet as of the end of such year and a consolidated statement of operation and a consolidated statement of cash flows for such fiscal year, setting forth in comparative form the figures from the Company’s previous fiscal year, and audited by a “Big 4” accounting firm approved by the Investors;
               (ii) unaudited quarterly consolidated financial statements within thirty (30) days of the end of each fiscal quarter, including an unaudited balance sheet as of the end of such quarter, and an unaudited statement of operations and an unaudited statement of cash flows of the Company, for such quarter, together with a comparison to the Company’s operating plan and budget by the Chief Financial Officer of the Company explaining any significant differences in the statements from the Company’s operating plan and budget for the period and stating that such statements fairly present the consolidated financial position and consolidated financial result of the Company for the fiscal quarter covered;
               (iii) unaudited monthly consolidated financial statements within thirty (30) days of the end of each month, including an unaudited balance sheet as of the end of each such month, and an unaudited statement of operations and an unaudited statement of cash flows for such month;
               (iv) an annual consolidated budget for the following fiscal year within forty-five (45) days prior to the end of each fiscal year;
               (v) copies of the entity’s annual reports to shareholders and any quarterly, interim, annual, extraordinary or other reports (including reports on Forms 20-F, 6-K, 10-K, 10-Q and/or 8-K, as applicable) promptly after such documents are filed with the appropriate securities exchange or regulatory authority;
               (vi) copies of all documents or other information sent to all other shareholders as such; and
               (vii) upon the written request by the Investor, such other information as the Investor shall reasonably request.
All financial statements to be provided to the Investors pursuant to this Section 2.1 and pursuant to any other Transaction Agreements, including any in the Agreed M&A, shall be prepared in the English language in conformance with US GAAP, as amended and interpreted from time to time, and in the case of the financial statements of the Company, if requested by an Investor, shall consolidate all of the consolidated financial results of the Group Companies.
          (b) Inspection Rights. The Company covenants and agrees that, commencing on the date of this Agreement, and for so long as any Investor holds at least 10,000,000 Preferred Shares, such Investor shall have reasonable standard inspection rights, including without limitation, the right to inspect the facilities, records and books of the Company and any of its Subsidiaries, and to discuss the business, operations and conditions of the Company and its Subsidiaries with their respective directors, officers, employees, accounts, legal counsel and investment bankers.
          (c) Termination of Rights. Except as set forth in Section 2.2 below, the foregoing information and inspection rights shall terminate upon the closing of a Qualified IPO or Exchange Act Registration.
     2.2 Information Rights (Post-Qualified IPO). The Company covenants and agrees that, for a period of three (3) years following the closing of a Qualified IPO or an Exchange Act Registration and for so long as any Investor holds at least 10,000,000 Common Shares, the Company will deliver to such Investor (i) copies of any quarterly, interim, annual, extraordinary, or other reports, if any, (including reports on Forms 20-F, 6-K, 10-K, 10-Q and/or 8-K, as applicable) filed by the Company promptly after such documents are filed by the Company with the SEC or any other relevant securities exchange, regulatory authority or government agency, provided, however, that the Investors shall not be provided with such documents before they are also generally available to the other shareholders of the Company, and (ii) copies of any annual reports to shareholders or other materials delivered to all other shareholders as such.
3. REGISTRATION RIGHTS.
     3.1 Applicability of Rights. The Holders (as defined in Section 3.2(d) below) shall be entitled to the following rights with respect to any potential public offering of Common Shares in the United States, and to any analogous or equivalent rights with respect to any other offering of shares in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.
     3.2 Definitions. For purposes of this Section 3:
          (a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.
          (b) Registrable Securities. The term “Registrable Securities” means: (1) any Common Shares of the Company issued or to be issued upon conversion of Series A Preferred Shares and Series A-1 Preferred Shares issued (A) pursuant to the Series A Share Purchase Agreement, the JAFCO Warrant or the Series A-1 Preferred Warrants and (B) pursuant to the Right of Participation (defined in Section 4.1 hereof); (2) any Common Shares of the Company issued or to be issued upon conversion of Series B Preferred Shares issued (A) pursuant to the Series B Share Purchase Agreement or (B) pursuant to the Right of Participation; (3) any Common Shares of the Company issued or to be issued upon conversion of Series C Preferred Shares issued (A) pursuant to the Series C Share Purchase Agreement or (B) pursuant to the Right of Participation; (4) any Common Share of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the foregoing; (5) any other Common Shares owned or hereafter acquired by any Investor, including, without limitation, any Common Shares issued in respect of the Common Shares described in (1)-(4) of this subsection 3.2(b) upon any share split, share dividend, recapitalization or a similar event; and (6) any depositary receipts issued by an institutional depositary upon deposit of any of the foregoing. Notwithstanding the foregoing, “Registrable Securities” shall not include any Registrable Securities sold by a person in a transaction in which rights under this Section 3 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144, or in a registered offering, or otherwise.
          (c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Common Shares of the Company that are Registrable Securities and are then issued and outstanding or would be outstanding assuming full conversion of all Registrable Securities which are convertible into Common Shares.
          (d) Holder. For purposes of this Section 3, the term “Holder” means any person who holds Registrable Securities of record, whether such Registrable Securities were acquired directly from the Company or from another Holder in a permitted transfer, to whom rights under this Section 3 have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; and provided, further, that (i) the Company shall in no event be obligated to register Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, and that (ii) Holders of Registrable Securities will not be required to convert their Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares into Common Shares in order to exercise the registration rights granted hereunder, until just prior to the declaration of effectiveness of the registration statement for the offering to which the registration relates.
          (e) Form F-3. The term “Form F-3” means such form under the Securities Act as is in effect on the date hereof or any successor or comparable registration form under the Securities Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC. In the event the Company at any time is not a “foreign private issuer” for purposes of Rule 3b-4 under the Exchange Act, the term “Form F-3” shall be read to include Form S-3 under the Securities Act or any successor or comparable form.
     3.3 Demand Registration.
          (a) Request by Holders. If the Company shall at any time not earlier than six (6) months after an initial underwritten public offering of its Common Shares, receive a written request from the Holders of at least ten percent (10%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 3.3, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after their receipt of the Request Notice, subject only to the limitations of this Section 3.3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 3.3 or Section 3.5, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 3.4, other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 3.4(a); provided, further, that no Holder may register more than fifty percent (50%) of the aggregate number of Registrable Securities held by such Holder in any one or more registrations that are initiated pursuant to this Section 3.3 prior to the twelve (12) month anniversary of the initial underwritten public offering of the Company’s Common Shares; provided, that for any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder” for purposes of this sentence.
          (b) Underwriting. If the Holders initiating the registration request under this Section 3.3 (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3.3 and the Company shall include such information in the Request Notice referred to in subsection 3.3(a). In the event of an underwritten offering, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company and reasonably acceptable to the Holders of a majority of the Registrable Securities being registered. Notwithstanding any other provision of this Section 3.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any Subsidiary of the Company). If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “Holder,” as defined in this sentence.
          (c) Maximum Number of Demand Registrations. The Company shall have no obligation to effect more than three (3) registrations pursuant to this Section 3.3.
          (d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.
          (e) Expenses. The Company shall pay all expenses (excluding only underwriters’ discounts and commissions relating to the Registrable Securities sold by the Holders) incurred in connection with any registration pursuant to this Section 3.3, including without limitation all U.S. federal, “blue sky,” and all foreign registration, filing and qualification fees, printer’s and accounting fees, and reasonable fees and expenses (including disbursements) of one (1) outside counsel for the Holders. Each Holder participating in a registration pursuant to this Section 3.3 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, and commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 3.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to this Section 3.3 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration due to the failure of the Company to provide accurate or complete information to the Holders pursuant to this Agreement and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 3.3.
     3.4 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 3.3 or Section 3.5 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
          (a) Underwriting. If a registration statement under which the Company gives notice under this Section 3.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected by the Company for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable

Securities then held by each such Holder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of Registrable Securities for which inclusion has been requested, even if this will cause the Company to reduce the number of shares it wishes to offer; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any Subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of Registrable Securities carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.
          (b) Expenses. The Company shall pay all expenses (excluding only underwriters’ and brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with a registration pursuant to this Section 3.4, including, without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and reasonable fees and expenses (including disbursements) of one (1) outside counsel for the Holders.
          (c) Not Demand Registration. Registration pursuant to this Section 3.4 shall not be deemed to be a demand registration as described in Section 3.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.4.
     3.5 Form F-3 Registration. After its initial public offering, the Company shall use its best efforts to qualify for registration on Form F-3 or any comparable or successor form as early as possible and use best efforts to maintain such qualification thereafter. If the Company is qualified to use Form F-3, any Holder or Holders shall have a right to request at any time from time to time (such request shall be in writing) that the Company effect a registration on either Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, and upon receipt of each such request, the Company will:
          (a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and
          (b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 3.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.5:
               (i) if Form F-3 becomes unavailable for such offering by the Holders;
               (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$1,000,000;
               (iii) if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 3.4(a); or
               (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          (c) Expenses. The Company shall pay all expenses (excluding only underwriters’ or brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with each registration requested pursuant to this Section 3.5, including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and reasonable fees and expenses (including disbursements) of one (1) outside counsel for the Holders.
          (d) Maximum Frequency. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.5; provided, that the Company shall not be required to effect more than two (2) registrations pursuant to this Section 3.5 in any twelve (12) month period.
          (e) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3.5, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3 registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.
          (f) Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 3.3 above.
          (g) Underwriting. If the requested registration under this Section 3.5 is for an underwritten offering, the provisions of Section 3.3(b) shall apply.
     If the Company fails to perform any of the Company’s obligations set forth above in this Section 3.5 relating to a demand registration made pursuant to Section 3.3, such registration shall not constitute the use of a demand registration under Section 3.3.
     3.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:
          (a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep any such registration statement effective for a period of one hundred twenty (120) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever occurs first.
          (b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
          (c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.
          (d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
          (e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
          (f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
          (g) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.
     3.7 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 3.3, 3.4 or 3.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably necessary or advisable to timely effect the Registration or other qualification of their Registrable Securities.
     3.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 3.3, 3.4 or 3.5:
          (a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as determined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):
               (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;
               (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
               (iii) any violation or alleged violation of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or other applicable securities law in connection with the offering covered by such registration statement;
and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 3.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling person of such Holder.
          (b) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 3.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that the total amounts payable in indemnity by a Holder under this Section 3.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.
          (c) Notice. Promptly after receipt by an indemnified party under this Section 3.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.8, deliver to the indemnifying party a written notice of the commencement thereof (a “Claim Notice”) and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, (i) during the period from the delivery of a Claim Notice until retention of counsel by the indemnifying party; and (ii) if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 3.8 to the extent the indemnifying party is prejudiced as a result thereof, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.8.
          (d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was timely furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.
          (e) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 3.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 3.8; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case: (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.
          (f) Survival. The obligations of the Company and Holders under this Section 3.8 shall survive until the fifth (5th) anniversary of the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.
     3.9 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

          (a) Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;
          (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act or the Exchange Act, at all times after the effective date of the first registration under the Securities Act filed by the Company;
          (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request, (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements, (ii) a copy of the most recent annual, interim, quarterly or other report of the Company and, (iii) such other reports and documents as a Holder may reasonably request availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.
     3.10 Termination of the Company’s Obligations. Notwithstanding the foregoing, the Company shall have no obligations pursuant to Sections 3.3, 3.4 or 3.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registered public offering (i) five (5) years after the consummation of a Qualified IPO, or (ii) if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold under Rule 144 during a three (3) month period without exceeding the volume limitations thereunder.
     3.11 No Registration Rights to Third Parties. Without the prior written consent of the Holders of not less than sixty-seven percent (67%) of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 3, or otherwise) relating to any shares or other securities of the Company, other than rights that are subordinate to the rights of the Holders hereunder.
     3.12 “Market Stand-Off” Agreement. Each Holder hereby agrees that, if and to the extent requested by the lead underwriter of securities of the Company in connection with a registration relating to a specific proposed public offering (other than a registration on Form S-8 or a related or successor form relating solely to an employee benefit plan or a registration on Form S-4 or a related or successor form relating solely to a transaction under SEC Rule 145), such Holder will, subject to the following conditions, enter into a lock-up or standoff agreement in customary form (subject to the following conditions) under which such Holder agrees not to sell or otherwise transfer or dispose of any Registrable Securities or other shares of the Company owned by such Holder as of the date of such registration seven (7) days prior to, and for up to one hundred eighty (180) days following the effective date of the related registration statement. The obligations of each Holder under this Section 3.12 are subject to the following conditions: (i) the lockup or standoff agreement applies only to the first registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering, but not to Registrable Securities actually sold pursuant to such registration statement; (ii) such Holder is reasonably satisfied that all directors, officers, and holders of 1% or more of any class of securities of the Company are bound by substantially identical restrictions; (iii) the lockup or standoff agreement provides that if any securities of the Company are to be excluded or released in whole or part from such restrictions, the underwriter shall so notify each Holder and each Holder shall be excluded or released, in proportionate amounts to the extent of the exclusion or release, prior to any other holder of the Company’s securities, including directors, officers, or holders of 1% or more of any class of securities of the Company subject to such restrictions; and (iv) the lockup or standoff agreement by its terms permits transfers of Registrable Securities by any Holder to any Affiliate of such Holder during the restricted period, provided that such Affiliate executes a lock-up or standoff agreement substantively identical to that signed by the transferring Holder. The Company may impose a stop-transfer instruction with respect to Registrable Securities subject to any such lockup or standoff agreement but shall remove such instruction immediately upon expiration of the underlying restrictions.
4. RIGHT OF PARTICIPATION.
     4.1 General. Each of the Investors and each Affiliate of any Investor to which rights under this Section 4 have been duly assigned in accordance with Section 5.1 (each Investor and each such assignee being hereinafter referred to as a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of fifty percent (50%) of any New Securities (as defined in Section 4.3) that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).
     4.2 Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Common Share Equivalents then held by such Participation Rights

Holder, to (b) the total number of Common Share Equivalents then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.
     4.3 New Securities. “New Securities” shall mean any Series A Preferred Shares, any Series A-1 Preferred Shares, any Series B Preferred Shares, any Series C Preferred Shares, any other shares of the Company designated as “preferred shares,” Common Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares, Series C Preferred Shares or other preferred shares, Common Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, other preferred shares, Common Shares or other voting shares, provided, however, that the term “New Securities” shall not include:
          (a) in the aggregate up to 92,197,949 Common Shares (and/or options or warrants therefore) issued to employees, officers, directors, contractors, advisors or consultants of the Company or its Subsidiaries pursuant to incentive agreements or incentive plans adopted by the Company;
          (b) any Warrant Shares, Conversion Shares or Series A Preferred Shares issued under and in accordance with the Series A Share Purchase Agreement;
          (c) any Conversion Shares or Series B Preferred Shares issued under and in accordance with the Series B Share Purchase Agreement;
          (d) any Conversion Shares or Series C Preferred Shares issued under and in accordance with the Series C Share Purchase Agreement;
          (e) any securities issued in connection with any share split, share dividend or other similar event which shall have been approved in accordance with Section 6 below;
          (f) any securities issued upon the exercise, conversion or exchange of any outstanding securities if such outstanding security constituted a New Security provided that the initial issuance of such New Security shall have complied with the terms of this Section 4 and have been approved in accordance with Section 6 below;
          (g) any securities issued pursuant to the acquisition of another corporation or entity by the Company (in a bona-fide non-financing transaction) by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, a majority of the assets, voting power, or equity ownership of such other corporation or entity which shall have been approved in accordance with Section 6 below; or
          (h) any securities offered in a Qualified IPO.
     4.4 Procedures.
          (a) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and the type of New Securities and the price and the terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have thirty (30) days from the date of receipt of any such First Participation Notice to agree in writing to purchase up to all of such Participation Rights Holder’s Pro Rata Share of fifty percent (50%) of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share of fifty percent (50%) of such New Securities). If any Participation Rights Holder fails to so agree in writing within such thirty (30) day period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of fifty percent (50%) of such New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of fifty percent (50%) of such New Securities that it did not so agree to purchase.
          (b) Second Participation Notice; Oversubscription. If any Participating Rights Holder fails to exercise its Right of Participation in accordance with subsection (a) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Participating Rights Holders who have exercised their Right of Participation (the “Exercising Holders”) in accordance with subsection (a) above. Each Exercising Holder shall have ten (10) days from the date of receipt of the Second Participation Notice (the “Second Participation Period”) to

notify the Company of its desire to purchase more than its Pro Rata Share of fifty percent (50%) of the New Securities, stating the number of the additional New Securities it proposes to buy. Such notice may be made by telephone if confirmed in writing within two (2) Business Days thereafter. If as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, the oversubscribing Exercising Holders will be cut back by the Company with respect to their oversubscriptions to that number of remaining New Securities equal to the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction the numerator of which is the number of Common Share Equivalents held by each oversubscribing Exercising Holder notified and the denominator of which is the total number of Common Share Equivalents held by all the oversubscribing Exercising Holders. Each oversubscribing Exercising Holder shall be obligated to buy such number of additional New Securities as determined by the Company pursuant to this subsection (b) and the Company shall so notify the Exercising Holders within fifteen (15) Business Days of the date of the Second Participation Notice.
     4.5 Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation, after thirty (30) days following the delivery of the First Participation Notice, the Company shall have ninety (90) days thereafter to sell the fifty percent (50%) of the New Securities described in the First Participation Notice (with respect to which the Participation Rights Holders’ Right of Participation hereunder was not exercised) at the same or higher price and upon non-price terms not more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering fifty percent (50%) of such New Securities to the Participation Rights Holders pursuant to this Section 4.
     4.6 Termination. The Right of Participation for the Investors and each other Participation Rights Holder shall terminate upon completion of a Qualified IPO or Exchange Act Registration.
5. ASSIGNMENT. Notwithstanding anything herein to the contrary:
     5.1 Information Rights. The rights of each Investor under Sections 2.1 and 2.2 are transferable prior to a Qualified IPO to any person who holds or is acquiring Investment Securities in a permitted transfer; provided, however, that Company is given written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and, provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5, and agree to abide by this Agreement by executing a Joinder Agreement.
     5.2 Registration Rights. The registration rights of the Holders under Section 3 are fully assignable to any person who holds or is acquiring Registrable Securities in a permitted transfer; provided, however, that the Company is given written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and, provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5, and agree to abide by this Agreement by executing a Joinder Agreement.
     5.3 Rights of Participation. The Rights of Participation of the Investors under Section 4 hereof are fully assignable to any person who holds or is acquiring Investment Securities in a permitted transfer; provided, however, that the Company is given written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and, provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5, and agree to abide by this Agreement by executing a Joinder Agreement.
6. PROTECTIVE PROVISIONS.
     6.1 Acts of the Company Requiring a Majority of Preferred Share Approval. Any action (whether by amendment of the Company’s Memorandum and/or Articles of Association or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions involving the Company or any of its Subsidiaries shall require the written approval of, in addition to a Board resolution duly passed, the holder(s) of not less than a majority of the Preferred Shares then outstanding (voting together as a class, on an as-converted basis), and in the context of any matter set forth in this Section 6.1 which is by the Statute required to be determined by the members of the Company, the approval of the holders of the Preferred Shares shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative vote of not less than a majority of the Preferred Shares (voting together as a class, on an as-converted basis) or by way of a written resolution signed by the holder(s) of not less than seventy-five percent (75%) of the Preferred Shares (calculated on an as-converted basis):
          (a) Cease to conduct or carry on the business of the Company and/or its Subsidiaries substantially as now conducted or, in the case of a Subsidiary of the Company, as conducted at the time it became a Subsidiary of the Company or any material change of its business;
          (b) Sell or dispose of the whole or a substantial part of the undertaking goodwill or material assets of the Company and/or any of its Subsidiaries;
          (c) Make any distribution of profits amongst the shareholders by way of dividend, (interim and final) capitalization of reserves or otherwise;
          (d) Appoint, hire, terminate, or settle the terms of appointment of Chief Executive Officer (CEO);
          (e) Settle or alter the terms of any bonus (other than as approved in the annual budget) or profit sharing scheme or any employee share option or share participation scheme;
          (f) Acquire any investment or incur any commitment in excess of US$7.5 million at any time in respect of any one transaction or in excess of US$25 million at any time in related transactions in any financial year of the Company and/or any of its Subsidiaries;
          (g) Borrow any money or obtain any financial facilities (including but not limited to factoring, facility letters, undertakings, guarantees, indemnities, comfort letters, etc.,) except pursuant to trade facilities obtained from banks or other financial institutions not exceeding US$2.5 million;
          (h) Create, allow to arise or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating charge, mortgage encumbrance or other security) on all or any of the undertaking, assets or rights of the Company and/or any of its Subsidiaries except for the purpose of securing borrowings from banks or other financial institutions in the ordinary course of business not exceeding US$2.5 million or in excess of US$10 million at any time in any financial year;
          (i) Change the accounting principles currently adopted by he Company;
          (j) Sell, transfer, license, charge, encumber or otherwise dispose of any trademarks, patents or other intellectual property owned by the Company and/or any of its Subsidiaries;
          (k) Pass any resolution for the winding up of the Company and/or any of its Subsidiaries or undertake any merger, reconstruction or liquidation exercise concerning the Company and/or any of its Subsidiaries or apply for the appointment of a receiver, manager or judicial manager or like officer;
          (l) Approve or make adjustments or modifications to terms of transactions involving the interest of any director or shareholder of the Company and/or its Subsidiaries, including but not limited to the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness of liabilities of any director or shareholder of the Company and/or its Subsidiaries;
          (m) Acquire any share capital or other securities of any body corporate;
          (n) Dispose of or dilute the Company’s interest, directly or indirectly, in any of its Subsidiaries;
          (o) Approve any transfer of shares in the Company or any of its Subsidiaries, other than to wholly owned entity of the Company;
          (p) Enter into any joint-venture agreements or the formation of any Subsidiaries;
          (q) Enter into arrangements for any public offering of the Company’s or any of its Subsidiaries’ securities;

          (r) Make any advances or other credits involving more than US$10,000 in a single transaction to any person, or guarantee, indemnity, act as surety for, or otherwise secure or accept or assume any direct or indirect liability for the liabilities of or obligations of any person except as security for facilities or loans granted to the Company and any of its Subsidiaries or by the Company or any of its Subsidiaries in the ordinary course of business;
          (s) Alter, amend, or otherwise modify any material terms of any financing or lending agreements or arrangements to which the Company and/or any of its Subsidiaries is a party; or
          (t) Increase the authorized number of Directors.
     6.2 Acts of the Company Requiring a Majority of Series A Preferred Share Approval. Any action (whether by amendment of the Company’s Memorandum and/or Articles of Association or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions involving the Company or any of its Subsidiaries, shall require the written approval, in addition to a Board resolution duly passed, of holder(s) of not less than a majority of the Series A Preferred Shares and Series A-1 Preferred Shares (voting together as a class, on an as-converted basis), provided, however, that none of the holders of Series A Preferred Shares or Series A-1 Preferred Shares shall unreasonably withhold or delay its approval and provided further, that each holder of Series A Preferred Shares and Series A-1 Preferred Shares (including its assignees) shall respond with its decision within fifteen (15) Business Days upon receipt of any written request by the Company, duly issued in accordance with the notice provisions herein, for such approval, failing which it is deemed a delay, and in the context of any matter set forth in this Section 6.2 which is by the Statute required to be determined by the members of the Company, the approval of the holders of the Series A Preferred Shares and Series A-1 Preferred Shares shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative vote of not less than a majority of the Series A Preferred Shares and Series A-1 Preferred Shares (voting together as a class, on an as-converted basis) or by way of a written resolution signed by the holder(s) of not less than seventy five person (75%) of the Series A Preferred Shares and Series A-1 Preferred Shares (calculated on an as-converted basis):
          (a) Adversely amend or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of Series A Preferred Shares or Series A-1 Preferred Shares;
          (b) Take any action that authorizes, creates or issues shares of any class or series having preferences superior to or on parity with the Series A Preferred Shares or the Series A-1 Preferred Shares; or
          (c) Take any action that reclassifies any outstanding securities of the Company into securities having preferences or priority as to dividends or assets senior to or on parity with the preferences reserved for the Series A Preferred Shares or the Series A-1 Preferred Shares;
     6.3 Acts of the Company Requiring a Majority of Series B Preferred Share Approval. Any action (whether by amendment of the Company’s Memorandum and/or Articles of Association or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions involving the Company or any of its Subsidiaries, shall require the written approval, in addition to a Board resolution duly passed, of holder(s) of not less than a majority of the Series B Preferred Shares (voting together as a class, on an as-converted basis), provided, however, that none of the holders of Series B Preferred Shares shall unreasonably withhold or delay its approval and provided further, that each holder of Series B Preferred Shares (including its assignees) shall respond with its decision within fifteen (15) Business Days upon receipt of any written request by the Company, duly issued in accordance with the notice provisions herein, for such approval, failing which it is deemed a delay, and in the context of any matter set forth in this Section 6.3 which is by the Statute required to be determined by the members of the Company, the approval of the holders of the Series B Preferred Shares shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative vote of not less than a majority of the Series B Preferred Shares (voting together as a class, on an as-converted basis) or by way of a written resolution signed by the holder(s) of not less than seventy five percent (75%) of the Series B Preferred Shares:
          (a) Adversely amend or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of Series B Preferred Shares;
          (b) Take any action that authorizes, creates or issues shares of any class or series having preferences superior to or on parity with the Series B Preferred Shares; or

          (c) Take any action that reclassifies any outstanding securities of the Company into securities having preferences or priority as to dividends or assets senior to or on parity with the preferences reserved for the Series B Preferred Shares.
     6.4 Acts of the Company Requiring a Majority of Series C Preferred Share Approval. Any action (whether by amendment of the Company’s Memorandum and/or Articles of Association or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions involving the Company or any of its Subsidiaries, that materially and adversely affects the rights of holders of Series C Preferred Shares and does not materially and adversely affect the rights of holders of all other Preferred Shares in the same manner, shall require the written approval, in addition to a Board resolution duly passed, of holder(s) of not less than a majority of the Series C Preferred Shares (voting together as a class, on an as-converted basis), provided, however, that none of the holders of Series C Preferred Shares shall unreasonably withhold or delay its approval and provided further, that each holder of Series C Preferred Shares (including its assignees) shall respond with its decision within fifteen (15) Business Days upon receipt of any written request by the Company, duly issued in accordance with the notice provisions herein, for such approval, failing which it is deemed a delay, and in the context of any matter set forth in this Section 6.4 which is by the Statute required to be determined by the members of the Company, the approval of the holders of the Series C Preferred Shares shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative vote of not less than a majority of the Series C Preferred Shares (voting together as a class, on an as-converted basis) or by way of a written resolution signed by all the holder(s) of the Series C Preferred Shares:
          (a) Increase, reduce or cancel the authorized or issued share capital of the Company and/or any of its Subsidiaries or issue, allot, purchase or redeem any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants or grant or issue any options, rights or warrants or which may require the issue of shares in the future or do any act which has the effect of diluting or reducing the effective shareholding of the holders of the Series C Preferred Shares in the Company, except for the redemption of the Preferred Shares in accordance with the terms of their issue and same for the issue of Common Shares in accordance with the conversion of the Preferred Shares;
          (b) Make any alteration or amendment to the Memorandum and/or Articles of Association or any other charter documents of the Company or any of its Subsidiaries;
          (c) Amend or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of Series C Preferred Shares;
          (d) Take any action that authorizes, creates or issues shares of any class or series having preferences superior to or on parity with the Series C Preferred Shares; or
          (e) Take any action that reclassifies any outstanding securities of the Company into securities having preferences or priority as to dividends or assets senior to or on parity with the preferences reserved for the Series C Preferred Shares.
     6.5 Notwithstanding any other contrary provision in this Agreement and the Agreed M&A, so long as any Preferred Shares are outstanding, any action (whether by amendment of the Company’s Memorandum and/or Articles of Association or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions involving the Company or any of its Subsidiaries shall require the approval (by vote or written consent, as provided by the Companies Law of the Cayman Islands, as amended from time to time) of the Board (including the consent of all Preferred Shareholder Directors):
          (a) Appoint, hire, terminate, or settle the terms of appointment of any managing director, general manager, chairman, financial controller, Chief Financial Officer (CFO), Chief Operating Officer (COO), Chief Technical Officer (CTO), or any other officer with a rank of Senior Vice President or higher;
          (b) Adopt the annual accounts of the Company and/or any of its Subsidiaries or change the financial year of the Company or any of its Subsidiaries;
          (c) Appoint or change the Auditor of the Company;
          (d) Establishment of branch;
          (e) Alter or amend or otherwise modify any terms of any financing or lending agreements or arrangements to which the Company and/or any of its Subsidiaries is a party; or

          (f) Approve or amend any quarterly or annual budget, business plan, or operating plan (including any capital expenditure budget, operating budget or financing plan).
7. BOARD REPRESENTATION RIGHTS; CERTAIN INVESTORS RIGHTS.
     7.1 Board of Directors.
          (a) Prior to Qualified IPO. The Company’s Articles of Association shall, upon consummation of the Closing, provide for a Board initially consisting of a minimum of five (5) but a maximum of seven (7) directors, with any increase in the number of Directors from seven (7) requiring the unanimous approval of the Board. As soon as practical after the Closing, the Company shall identify two (2) individuals who shall have agreed to serve as independent directors of the Company, and upon the acceptance of such individuals by the holders of a majority of the Common Shares then outstanding (calculated on an as-converted and fully-diluted basis), the Company and the Investors shall take all necessary steps, including without limitation procuring the resignation of certain members of the then current Board, to cause the Board to be reconstituted to consist of: (A) two (2) directors (each, a “Preferred Shareholder Director,” and collectively, the “Preferred Shareholder Directors”), to be nominated and elected by holders of the largest and second largest number, respectively, of all Preferred Shares then outstanding and entitled to vote, calculated on an as-converted and fully diluted basis; provided, however, in the event that the Investor holding the largest number of all Preferred Shares and/or the Investor holding the second largest number of all Preferred Shares elects not to nominate a Preferred Shareholder Director, then the Investor holding the next largest number of all Preferred Shares shall be entitled to nominate such Preferred Shareholder Director; provided, further, that no Investor holding less than 10,000,000 Preferred Shares shall be entitled to nominate and elect a Preferred Shareholder Director; (B) two (2) and up to four (4) independent Directors nominated by any shareholder and elected by holders of a majority of all Common Shares then outstanding and entitled to vote, calculated on an as-converted and fully diluted basis; and (C) the then incumbent Chief Executive Officer of the Company.
          (b) Upon Qualified IPO. Immediately prior to the consummation of a Qualified IPO, the Investors and the Company shall take all necessary steps, including effecting any necessary amendments to the Company’s Articles of Association, to restructure the composition of the Board to ensure that the Board shall include at least three (3) Independent Directors (as defined by SEC rules or the applicable listing exchange).
          (c) Notwithstanding any provision to the contrary in this Agreement, if a Qualified IPO shall not be consummated as of December 31, 2008, or upon any earlier date on which the Board in good faith determines to terminate efforts to effect a Qualified IPO, the Investors and the Company shall take all necessary steps, including effecting any necessary amendments to the Company’s Articles of Association, to cause the Board to be recomposed as reasonably agreed upon by the Company and Investors holding at least a majority of all Preferred Shares then outstanding (voting as a class and on an as-converted basis); provided, however, that in no event shall the number of the Directors of the so reconstituted Board exceed nine (9).
     7.2 Board Committees.
          (a) Compensation Committee. The Company shall set up a compensation committee (the “Compensation Committee”) as soon as reasonably practicable after the Closing with at least three (3) members, including one (1) Preferred Shareholder Director and two (2) independent Directors. The Compensation Committee shall be responsible for evaluating and recommending to the Board for action all matters related to the Group Companies’ annual compensation and/or bonus plan, share option plan, and employee related compensation matters, including the appointment of the chairman of the finance and Compensation Committee. Any recommendation to be made to the Board shall require the approval by the majority of the members of the Compensation Committee. The membership of the Compensation Committee may be changed upon a determination of the Board in connection with the preparation for or consummation of a Qualified IPO.
          (b) Audit Committee. The Company shall set up an Audit committee (the “Audit Committee”) as soon as reasonably practicable after the Closing with at least three (3) members, including two (2) Directors nominated by the Investors and one (1) Director nominated by the holders of a majority of Common Shares. The Audit Committee shall be responsible for the appointment, compensation and oversight of the Company’s auditors. Any recommendation to be made to the Board shall require approval by the majority of the members of the Audit Committee. The membership of the Audit Committee may be changed upon a determination of the Board in connection with the preparation for or consummation of a Qualified IPO.
     7.3 Board; Quorum; Meetings, Etc. The Company’s Articles of Association shall provide for a quorum (which shall exist at the time of the voting as well as the attendance of the Board meeting) of the Board of three (3) Directors, including at least one (1) Director elected by holders of Preferred Shares, provided, however, that if such quorum cannot be obtained for a Board meeting after one (1) notice of Board meeting has been sent by the Company with such notice providing not less than five (5) working days of prior notice, then the attendance of any three (3) Directors shall constitute a quorum. Notices and agendas of Board meetings as well as copies of all board papers shall be sent to all Investors at least five (5) working days prior to the relevant Board meeting. Minutes of Board meetings shall be sent to Investors within thirty (30) days after the relevant meeting. The Company shall hold Board meetings at least once per quarter.
     7.4 Board Observers.
          (a) For so long as any Investor holds at least 10,000,000 then outstanding Preferred Shares (the calculation of which shall include Series C Preferred Shares actually purchased at the Closing), and provided that such Investor has not designated any member of the then current Board, such Investor shall have the right to designate one observer (each, an “Investor Observer”) to attend and speak at all meetings of the Board and all committees thereof (whether in person, by telephonic or other means) in a non-voting, observer capacity and the Company shall provide to each of the Investor Observers, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to such members, provided, however, that each of the Investor Observers shall execute a Confidentiality and Non-Disclosure Agreement upon his or her designation as an Investor Observer in form and substance reasonably satisfactory to the Company and the Investor Observer (except that any Investor Observer designated by Intel shall be governed by the Corporate Non Disclosure Agreement as referred to below in Subsection 10.11(e)); provided, further, that the right of any Investor to designate an Investor Observer shall cease to exist immediately upon the closing of a Qualified IPO.
          (b) Notwithstanding any provision to the contrary in this Agreement, if a Qualified IPO shall not be consummated on or prior to December 31, 2008, or upon any earlier date on which the Board in good faith determines to terminate efforts to effect a Qualified IPO, the Investors and the Company shall take all necessary steps, including effecting any necessary amendments to the Company’s Articles of Association, to cause the right of any Investor to designate an Investor Observer in accordance with the provisions of Section 7.4(a) to be reinstated.
     7.5 Waiver. The Company acknowledges that each Investor will likely have, from time to time, information that may be of interest to the Company or its Subsidiaries (“Information”) regarding a wide variety of matters including, by way of example only, (1) an Investor’s technologies, plans and services, and plans and strategies relating thereto, (2) current and future investments an Investor has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with those of the Company or its Subsidiaries, and (3) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Company or any of its Subsidiaries. The Company recognizes that a portion of such Information may be of interest to the Company or any of its Subsidiaries. Such Information may or may not be known by the director representing the Investor (“Investor Director”) or Investor Observer. The Company, as a material part of the consideration for this Agreement, agrees that neither any Investor Observer nor any Investor Director shall have any duty to disclose any Information to the Company or its Subsidiaries, or permit the Company or any of its Subsidiaries to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company or any of its Subsidiaries if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit any Investor’s ability to pursue opportunities based on such Information or that would require any Investor, any Investor Director or the Investor Observer to disclose any such Information to the Company or any of its Subsidiaries or offer any opportunity relating thereto to the Company or any of its Subsidiaries. The Investors and the Company hereby irrevocably agree that as the Preferred Shareholder Directors are the nominees of holders of the largest and second largest number, respectively, of all Preferred Shares (on an as-converted basis), and each Investor Observer is a nominee of an Investor, such Preferred Shareholder Directors and each Investor Observer shall be entitled to, and the holders of the largest and second largest number of all Preferred Shares (on an as-converted basis), and each Investor can require its nominee (whether the Preferred Shareholder Directors or an Investor Observer, as the case may be) to, report all matters concerning the Company and its Subsidiaries, including but not limited to, matters discussed at any meeting of the Board, such nominee’s nominating Investor and such persons to whom the holders of the largest and the second largest number of all Preferred Shares (on an as-converted basis), and such Investor may disclose information pursuant to Section 10.11 and that the Preferred Shareholder Directors and Investor Observers may take advice and obtain instructions from his/her nominating Investor.
     7.6 Assignment and Termination. The rights of the Investors set forth in this Section 7 are fully assignable to any person who holds or is acquiring Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares, and/or Series C Preferred Shares in a permitted transfer and thereafter will hold sufficient equity securities to obtain the rights set forth in this Section 7; provided, however that the Company is given written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the

Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 7, and agree to abide by this Agreement by executing a Joinder Agreement. The rights of the Investors in this Section 7 shall terminate upon completion of a Qualified IPO.
     7.7 Subsidiaries’ Boards. It is further agreed that the board of directors of the Subsidiaries of the Company (including in the event that the Company shall form or acquire any new Subsidiaries) shall be determined by the Board of Directors of the Company in accordance with applicable law.
     7.8 Insurance and Indemnification. The Company will provide customary director insurance coverage for the Board members as approved by the Investors holding a majority of the Preferred Shares (voting as a class and on an as-converted basis). Notwithstanding any other provision in this Agreement or in the Agreed M&A, the Company shall, and shall procure the Group Companies to, jointly and severally, indemnify to the fullest extent permitted by applicable law any director made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or any predecessor of the Company, or any other Group Company or serves or served at any other enterprise as a director or officer at the request of the Company or any predecessor to the Company.
     7.9 Director Expenses. The Company shall reimburse any non-local Investor Directors for all reasonable out of pocket travel and related expenses incurred in connection with Board duties and meetings up to US$2,000 per calendar year (per Investor group, in case of Investor Directors). The reimbursement to be paid to the independent Directors shall be determined by the Board.
8. GOING PUBLIC; SALE OF THE COMPANY.
     8.1 Qualified IPO; Company Sale. The Company undertakes to use its best efforts to, (i) conduct a Qualified IPO of the Company on the NASDAQ or Hong Kong Stock Exchange (Main Board or GEM) or any other stock exchange consented to by the Investors pursuant to Section 6.1 or (ii) sell the Company in a bona fide transaction through a merger or consolidation with another company where the Company is not the surviving entity, by capitalization, or through a sale of all or substantially all of the outstanding equity securities or the assets of the Company or otherwise (a “Company Sale”), in each case on or prior to December 31, 2010. The Company shall issue a maximum of thirty percent (30%) of its enlarged share capital in connection with a Qualified IPO, subject to any applicable stock exchange requirements for maximum and minimum offering sizes.
     8.2 Qualified IPO; Non-US Offerings.
          (a) Participation Rights. If the Company’s Common Shares are offered to the public in an underwritten public offering (whether or not such underwritten public offering constitutes a Qualified IPO) in any jurisdiction other than the United States (a “Non-US Offering”) and such offering includes outstanding Common Shares of any one or more selling shareholders, then each Investor shall have the right to include its IPO Pro Rata Share (as defined in the next sentence) in such offering on terms and conditions no less favorable to the Investors than to any other selling shareholder. For purposes of this Section 8.2, “IPO Pro Rata Share” shall mean the ratio of (a) the number of Common Share Equivalents then held by such Investor, to (b) the total number of Common Share Equivalents then outstanding immediately prior to the Qualified IPO.
          (b) Expenses. The Company shall pay all expenses (excluding only underwriters’ discounts and commissions) incurred in connection with any Non-US Offering pursuant to this Section 8.2, including without limitation all foreign registration, filing and qualification fees, printer’s and accounting fees, and reasonable fees and expenses (including disbursements) of outside counsel for the Selling Shareholders. Each Selling Shareholder participating in an offering pursuant to this Section 8.2 shall bear such Selling Shareholder’s proportionate share (based on the total number of shares sold in such offering other than for the account of the Company) of all discounts and commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Selling Shareholders.
9. UNDERTAKINGS OF THE COMPANY AND RESTRICTED PARTIES.
     9.1 No Share Transfers.
          (a) Except as exempted under subsection 9.1(b) below, notwithstanding any provision to the contrary in any Transaction Agreement, no Restricted Party shall transfer any of its shares in the Company for a period of one (1) year following the Closing without the prior written consent of the Investors representing at least sixty-seven percent (67%) of the Preferred Shares then outstanding (voting as a class and on an as-converted basis).

For the avoidance of doubt, after the expiration of such one (1) year period, all transfers of shares in the Company by the Restricted Parties shall remain subject to the obligations set forth in Section 2 of the ROFR Agreement. The share transfer restrictions imposed by this Section 9.1 shall terminate automatically if the Investors sell or transfer to third parties in the aggregate more than fifty percent (50%) of Preferred Shares held by the Investors.
          (b) Any transfer by any natural Person of any issued and outstanding shares in the Company shall be exempt from the transfer restrictions under any Transaction Agreements, including any right of first refusal and co-sale rights, so long as the transfer is (i) to a legal representative of such transferor upon the death of such transferor or after such transferor becomes incapacitated; (ii) by will, intestacy laws or the laws of descent or survivorship; or (iii) pursuant to a court order upon the termination of a marital relationship of such transferor.
     9.2 Company Charter Documents; Agreed M&A. The Company will ensure that no alteration or amendment is made to the Agreed M&A or any charter documents of any of the Group Companies except in accordance with the Transaction Agreements. Without limiting the foregoing, the Company will abide by and act in accordance with the Agreed M&A, as duly amended from time to time, including without limitation, the articles therein relating to the anti-dilution rights, redemption rights, and liquidation preference and compulsory dividend rights reserved for the holders of the Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares and Series C Preferred Shares. The Agreed M&A is hereby incorporated into this Agreement by this reference.
     9.3 Performance of Agreements. The Company will, and cause each of the Group Companies to, abide by and perform all of the obligations of the Company and such Group Company (as the case may be) set forth in the Transaction Agreements.
     9.4 Invention Assignment and Confidentiality Agreement. Every key employee (employees with a rank of Senior Vice President or higher) of the Company or any Group Company will enter into an Intellectual Property Rights and Confidentiality Agreement in a form as determined by the Board of the Company and reasonably acceptable to the Investors.
     9.5 Compliance with Restructuring Agreements. The Company hereby undertakes to comply with, and to cause Haihui Dalian and the Group Companies to comply with, all the terms of the Restructuring Agreements (as defined in Section 1.1 of the Series C Share Purchase Agreement) to which Haihui Dalian or any Group Company is a party.
10. GENERAL PROVISIONS.
     10.1 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and in English and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile at the number set forth below upon successful transmission report being generated by the sender’s machine; or (c) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To the Company:	To a Restricted Party:

6F, Haya Plaza, 1 Shangdi East Road, Haidian District, Beijing 100085, P.R.China	The addresses set forth next to each Restricted Party on Schedule 1 (Schedule of Restricted Parties)
Attn: Christine Lu-Wong

Fax Number: 86-411-84791350
Tel. Number: 86-411-84791666-8252

With a copy to:

O’Melveny & Myers LLP
Yin Tai Office Tower, 37th Floor
No. 2 Jianguomenwai Ave.
Chao Yang District, Beijing 100022

Attn: Thomas Hall

Fax Number: 86-10-6563 4201

Tel. Number: 86-10-6563 4201

To an Investor:

The addresses set forth next to each Investor on Schedule 2 (Schedule of Investors)
     Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.1 by giving the other party written notice of the new address in the manner set forth above.
     10.2 Entire Agreement; Conflicts. This Agreement, together with all the exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. In the event of any conflicts with the Agreed M&A, the provisions of this Agreement shall prevail.
     10.3 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New York, without regard to conflict of law principles.
     10.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
     10.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.
     10.6 Successors and Assigns. Subject to the provisions of Section 5.1 and Section 7.6, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. Except as expressly stated otherwise, the rights of the Investors set forth in this Agreement are fully assignable to any person who holds or is acquiring Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares, and/or Series C Preferred Shares through a permitted transfer.
     10.7 Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.
     10.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
     10.9 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number or percentage of the Preferred Shares and/or Common Shares, then, upon the occurrence of any share subdivision, share split, combination, reclassification, merger, consolidation, reorganization, recapitalization or share dividend of Preferred Shares or Common Shares, as applicable, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of share by such event.
     10.10 Dispute Resolution.
          (a) Negotiation Between Parties; Mediations. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of both parties, then each party that is a company shall nominate one authorized senior officer as its representative. The parties or their representatives, as the case may be, shall, within thirty (30) days of a written request by either party to call such a meeting, meet in person and alone (except for one assistant for each party) and shall attempt in good faith to resolve the dispute. If the dispute cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by either party, meet within thirty (30) days after such written notification for one day with an impartial mediator and consider dispute resolution alternatives other than formal arbitration. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either party may begin formal arbitration proceedings to be conducted in accordance with subsection (b) below. This procedure shall be a prerequisite before taking any additional action hereunder.
          (b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b) subject to the following: The arbitration tribunal shall consist of one arbitrator to be appointed according to the UNCITRAL Rules by HKIAC. The language of the arbitration shall be English. Notwithstanding anything in this Agreement or in the UNCITRAL Rules or otherwise, the arbitration tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind against any Investor unless such award both (i) is expressly appealable to and subject to de novo review by the courts of Hong Kong, and (ii) would not, if upheld, have the effect of impairing, restricting, or imposing any conditions on the right or ability of such Investor or its affiliates to conduct its respective business operations or to make or dispose of any other investments. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
     IFC’s submission to arbitration in accordance with the provisions of this Clause 10.10(b) does not constitute a waiver of any of its immunities under its Articles of Agreement, the International Organizations Immunities Act, the International Finance Corporation Act or any other applicable law.
     10.11 Confidentiality and Non-Disclosure.
          (a) Disclosure of Terms. Each party hereto acknowledges that the terms and conditions (collectively, the “Financing Terms”) of this Agreement, the Series C Share Purchase Agreement, the other Transaction Agreements, and all exhibits, restatements and amendments thereto (collectively, the “Financing Agreements”), including their existence, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below. Save for Intel, which shall be separately bound by its Corporate Non Disclosure Agreement as referred to below in subsection 10.11(e) each Investor agrees with the Company that it will keep confidential and will not disclose or divulge, any information which such Investor obtains from the Company, pursuant to financial statements, reports, and other materials provided by the Company to such Investor, or pursuant to information rights granted under this Agreement or any other related documents, unless the information is known, or until the information becomes known, to the public through no fault of such Investor, or unless the Company gives its written consent to such Investor’s release of the information.
          (b) Press Releases. Within sixty (60) days of the Closing, the Company may issue a press release disclosing that Investors have invested in the Company provided that (1) the release does not disclose any of the Financing Terms, (2) the press release discloses only the entire amount invested in the investment round, without disclosing the amount invested by any particular Investor, and (3) the final form of the press release is approved in advance in writing by each Investor mentioned therein, which approval shall not be unreasonably withheld.
          (c) Permitted Disclosures. Notwithstanding the foregoing or anything to the contrary,
               (1) the Company may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations;
               (2) each Investor may, without disclosing the identities of the other Investors or the Financing Terms of their respective investments in the Company without their consent, disclose such Investor’s investment in the Company and the Financing Terms of its investment to third parties or to the public at its sole discretion and in relation thereto may use the Company’s logo and trademark, and may include links to the Company’s website (without requiring the Company’s further consent). If the Investor does so, the other parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by such Investor;
               (3) each Investor shall have the right to disclose:
                    (i) any information to such Investor’s Affiliates, such Investor’s and/or its Affiliate’s legal counsel, auditor, insurer, accountant, consultant or to an officer, director, general partner, limited partner, shareholder, investment counselor or advisor, or employee of such Investor and/or its Affiliate; provided, however, that any counsel, auditor, insurer, accountant, consultant, officer, director, general partner, limited partner, shareholder, investment counselor or advisor, or employee shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligations imposed by professional ethics, law or otherwise;
                    (ii) any information for fund and inter-fund reporting purposes;
                    (iii) any information as required by law, government authorities, exchanges and/or regulatory bodies, including by the SEC (or equivalent for other venues);
                    (iv) any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company; and/or
                    (v) any information contained in press releases or public announcements of the Company pursuant to subsection 10.11(b) above.
               (4) the confidentiality obligations set out in this Section 10.11 do not apply to:
                    (i) information which was in the public domain or otherwise known to the relevant party before it was furnished to it by another party hereto or, after it was furnished to that party, entered the public domain otherwise than as a result of (1) a breach by that party of this Section 10.11 or (2) a breach of a confidentiality obligation by the discloser, where the breach was known to that party;
                    (ii) information the disclosure of which is necessary in order to comply with any applicable law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or
                    (iii) information disclosed by any director of the Company to its appointer or any of its affiliates or otherwise in accordance with the foregoing provisions of this subsection 10.11(c).
          (d) Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement or any Financing Terms in contravention of the provisions of this Section 10.11, such party (the “Disclosing Party”) shall, if and to the extent that it can lawfully do so, provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.
          (e) The provisions of this Section 10.11 shall be in addition to, and not in substitution for, the provisions of the separate nondisclosure agreements executed by the Company with Intel with respect to the transaction contemplated herein. Additional disclosures and exchange of confidential information between the Company and Intel (including without limitation, any exchanges of information with any board observer designated by Intel) shall be governed exclusively by the terms of the corporate Non-Disclosure Agreement No. 9517991 dated 12 July 2004, executed by the Company and Intel.
     10.12 Investor Rights.
          (a) Any rights of JAFCO under this Agreement may, without prejudice to the rights of JAFCO to exercise any such rights, be exercised by JAFCO Investment (Asia Pacific) Ltd. (“JIAP”) or any other fund manager of JAFCO or their nominees (“JAFCO Manager”), unless JAFCO has (i) given notice to the other parties that any such rights cannot be exercised by JIAP or a JAFCO Manager; and (ii) not given notice to the other parties that such notice which is given under this Section 10.12 has been revoked.
          (b) Any rights of Granite under this Agreement may, without prejudice to the rights of Granite to exercise any such rights, be exercised by any fund manager of Granite or its nominees (“Granite Manager”), unless Granite has (i) given notice to the other parties that any such rights cannot be exercised by a Granite Manager; and (ii) not given notice to the other parties that such notice which is given under this Section 10.12 has been revoked.

          (c) Any rights of IFC under this Agreement may, without prejudice to the rights of IFC to exercise any such rights, be exercised by a fund manager of IFC or its nominees (“IFC Manager”), unless IFC has (i) given notice to the other parties that any such rights cannot be exercised by an IFC Manager; and (ii) not given notice to the other parties that such notice which is given under this Section 10.12 has been revoked.
          (d) Any rights of Sumitomo under this Agreement may, without prejudice to the rights of Sumitomo to exercise any such rights, be exercised by any fund manager of Sumitomo or its nominees (“Sumitomo Manager”), unless Sumitomo has (i) given notice to the other parties that any such rights cannot be exercised by a Sumitomo Manager; and (ii) not given notice to the other parties that such notice which is given under this Section 10.12 has been revoked.
          (e) Any rights of Mitsubishi under this Agreement may, without prejudice to the rights of Mitsubishi to exercise any such rights, be exercised by any fund manager of Mitsubishi or its nominees (“Mitsubishi Manager”), unless Mitsubishi has (i) given notice to the other parties that any such rights cannot be exercised by a Mitsubishi Manager; and (ii) not given notice to the other parties that such notice which is given under this Section 10.12 has been revoked.
          (f) Any rights of DFJ under this Agreement may, without prejudice to the rights of DFJ to exercise any such rights, be exercised by any fund manager of DFJ or its nominees (“DFJ Manager”), unless DFJ has (i) given notice to the other parties that any such rights cannot be exercised by a DFJ Manager; and (ii) not given notice to the other parties that such notice which is given under this Section 10.12 has been revoked.
          (g) Any rights of Laoniu under this Agreement may, without prejudice to the rights of Laoniu to exercise any such rights, be exercised by any fund manager of Laoniu or its nominees (“Laoniu Manager”), unless Laoniu has (i) given notice to the other parties that any such rights cannot be exercised by a Laoniu Manager; and (ii) not given notice to the other parties that such notice which is given under this Section 10.12 has been revoked.
     10.13 Language. This Agreement and all other Transaction Agreements are entered into in English only. Any Chinese translation of the Transaction Agreements is for reference only and shall not be a legally binding document. Accordingly, the English version will prevail in the event of any inconsistency between the English and any Chinese translations thereof. The Company acknowledges that it has consulted with legal counsel with respect to the English version of this Agreement and that it fully understands its terms.
     10.14 Amendment of Rights. Any provision of this Agreement may be amended (either generally or in a particular instance and either retroactively or prospectively) only with the written consents of the Company, the Restricted Parties holding not less than fifty percent (50%) of the Common Shares held by all Restricted Parties, and the Investors holding not less than fifty percent (50%) of the Preferred Shares (voting as a class and on an as-converted basis); provided, however, that no amendment shall be effective or enforceable in respect of Investors of any particular class of Preferred Shares of the Company if such amendment (i) materially and adversely affects the rights of such class of Preferred Shares and does not materially and adversely affect the rights of all other classes of Preferred Shares of the Company in the same manner, and (ii) is not consented to in writing by Investors holding not less than fifty percent (50%) of such affected class of Preferred Shares of the Company. Notwithstanding the foregoing, in the case of an amendment (i) of any provision of Section 3 hereof, any such amendment may be made only with the written consents of the Company and the Investors holding not less than fifty percent (50%) of the Preferred Shares (voting as a class and on an as-converted basis) entitled to the registration rights set forth in Section 3 hereof; (ii) with respect to the Information and Inspection Rights under Section 2 and the Right of Participation under Section 4, only with the written consents of the Company and the Investors holding not less than fifty percent (50%) of the Preferred Shares (voting as a class and on an as-converted basis); (iii) with respect to any provisions set forth in Sections 9.1 to 9.4, only with the written consents of the Investors holding not less than fifty percent (50%) of the Preferred Shares (voting as a class and on an as-converted basis), and the holders of a majority of the outstanding Common Shares. Any amendment effected in accordance with this Section 10.14 shall be binding upon the Company, the Restricted Parties and each Investor, and their respective successors in interest.
     Notwithstanding anything to the contrary in this Section 10.14:
     (A) no amendment to this Agreement shall be effective or enforceable against an Investor that does not consent to such amendment unless: (i) sufficient and adequate written notice describing the proposed amendment has been provided to each Investor at least five (5) Business Days prior to such amendment; and (ii) a copy of the final executed version of the amendment has been provided to such Investor within twenty (20) Business Days after such amendment; and

     (B) an amendment to this Agreement shall not be effective or enforceable in respect of any particular Investor if such amendment: (i) materially and adversely affects the rights of such Investor and does not materially and adversely affect the rights of all other Investors in the same manner; or (ii) imposes any material obligation or liability on such Investor; and provided further, that such Investor delivers a duly issued written notice to each of the other Investors stating its objection to the amendment within ten (10) Business Days after the date on which a copy of the final executed version of the amendment is provided to such Investor.
     10.15 Aggregation of Rights. All Preferred Shares and Common Shares held or acquired by any Investor and its Affiliate shall be aggregated for purposes of determining the availability of any rights under this Agreement.
     10.16 Effective Date. This Agreement shall become effective as of the date hereof.
     10.17 Termination of the Prior Investors’ Rights Agreement. The parties agree and acknowledge that (i) upon the execution of this Agreement, the Prior Investors’ Rights Agreement shall terminate and be superseded and replaced in its entirety by this Agreement, and (ii) nothing in this Agreement shall prejudice or adversely affect any right, power, authority, discretion or remedy arising under the Prior Investors’ Rights Agreement prior to the date hereof, or discharge, release or otherwise affect any liability or obligation arising under the Prior Investors’ Rights Agreement prior to the date hereof.
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the day and year herein above first written.
THE COMPANY:

HiSoft Technology International Limited

By	/s/ Loh Tiak Koon
Print Name: Loh Tiak Koon
Title: Chief Executive Officer

SIGNATURE PAGE FOR
HISOFT TECHNOLOGY INTERNATIONAL LIMITED
THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

JAFCO Asia Technology Fund II		Granite Global Ventures (Q.P.) L.P.
(as a Series A and Series B Investor)		(as a Series A, Series B and Series C Investor)

It’s General Partner

By	/s/ Hiroshi Yamada	By	/s/ Hany Nada

Print Name: Hiroshi Yamada Title: Attorney		Print Name: Hany Nada Title: Managing Director

Granite Global Ventures II L.P.		Granite Global Ventures L.P.
(as a Series B and Series C Investor)		(as a Series A, Series B and Series C Investor)

It’s General Partner		It’s General Partner
By	/s/ Hany Nada	By	/s/ Hany Nada

Print Name: Hany Nada Title: Managing Director		Print Name: Hany Nada Title: Managing Director

International Finance Corporation		GGV II Entrepreneurs Fund L.P.
(as a Series A, Series B and Series C Investor)		(as a Series B and Series C Investor)

It’s General Partner
By	/s/ Kent E. Lupberger	By	/s/ Hany Nada

Print Name: Kent E. Lupberger Title: Senior Manager		Print Name: Hany Nada Title: Managing Director

Sumitomo Corporation Equity Asia Limited (as a Series B and Series C Investor)

		By	/s/ Tsuyoshi KONDA

Print Name: Tsuyoshi KONDA Title: Managing Director
SIGNATURE PAGE FOR
HISOFT TECHNOLOGY INTERNATIONAL LIMITED
THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The Greater China Trust, managed by Mitsubishi UFJ Securities (HK) Capital, Ltd. (as a Series B Investor only) By: Butterfield Bank (Cayman) Limited, solely as trustee of The Greater China Trust

By	/s/ Yasuyuki Otsu

Print Name: Title:

Draper Fisher Jurvetson ePlanet Ventures L.P. (as a Series B and Series C Investor)		Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG (as a Series B and Series C Investor)

By	/s/ John Fisher	By	/s/ John Fisher

Print Name: John Fisher Title: Managing Director		Print Name: John Fisher Title: Managing Director

Draper Fisher Jurvetson ePlanet Partners Fund, LLC (as a Series B and Series C Investor)		GE Capital Equity Investments Ltd. (as a Series C Investor only)

By	/s/ John Fisher	By	/s/ WENQIAN ZHU

Print Name: John Fisher Title: Managing Director		Print Name: WENQIAN ZHU Title: Authorized Signatary

Laoniu Investment Company Limited (as a Series C Investor only)		Kornhill Consulting LTD (as a Series C Investor only)

By	/s/ Xiangwei Weng	By	/s/ EDDIE CHAN

Print Name: Title:		Print Name: EDDIE CHAN Title: DIRECTOR

/s/ Rooksana Shahabally

Rooksana Shahabally
SIGNATURE PAGE FOR
HISOFT TECHNOLOGY INTERNATIONAL LIMITED
THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

RESTRICTED PARTIES:

Kaiki Inc.		Tian Hai International Limited

By	/s/ Yuanming Li	By	/s/ Yongji Sun

Print Name: Title:		Print Title	Name: :

HSI Holdings LLC

By	/s/ George T. Wu

Print Name: George T. Wu Title: Shareholder Representative
SIGNATURE PAGE FOR
HISOFT TECHNOLOGY INTERNATIONAL LIMITED
THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Schedule 1
Schedule of Restricted Parties

Name of Founder	Address for Notices
Kaiki Inc.	C/O Dalian Presoft Co., Ltd. () 7/F, No. 33, Qixianling Industrial Base, Hi-tech Zone Dalian, Liaoning Province P.R.C. Attn: Yuanming Li Fax Number: 86-411-84791666 Tel. Number: 86-411-84792822

Tian Hai International Limited	C/O HiSoft Services (Beijing) Ltd. 6/F, Haya Plaza, No. 1 Shangdi East Road, Haidian District, Beijing 100085, P.R.C. Attn: Yongji Sun Tel Number: 86-10-59875566 Fax Number: 86-10-59875588

HSI Holdings LLC	18300 Von Karman Ave. Ste. 620 Irvine, CA 92612 U.S.A. Attn: George Wu Tel Number: 001-949-250-7310 Fax Number: 001-949-250-7314

Schedule 2
List of Investors and Addresses for Notices

Name of Investor	Address for Notices
JAFCO Asia Technology Fund II	c/o JAFCO Investment (Asia Pacific) Ltd.
6 Battery Road
#42-01 Singapore 049909
Fax Number: +65 6221-3690
Attn: The President

With a copy to:
JAFCO Investment (Hong Kong) Ltd.
30/F, Two International Finance Centre
8 Finance Street
Central Hong Kong
Fax Number: +852 2536-1979
Attn: General Manager

Granite Global Ventures (Q.P.) L.P., Granite Global Ventures L.P., Granite Global Ventures II L.P., GGV II Entrepreneurs Fund L.P.	2494 Sand Hill Road, Suite 100
Menlo Park, CA 94025
Attn: Stephen Hyndman
Fax Number: +1-650-475-2151

With a copy to:
Unit 3701, K. Wah Center
1010 Huaihai Zhong Road
Shanghai 200031 PRC
Attn: Jenny Lee
Fax Number: +86-21-5404-7667

Intel Capital (Cayman) Corporation (formerly known as Intel Capital Corporation)	Intel Capital (Cayman) Corporation
c/o Intel Semiconductor Ltd.
32/F, Two Pacific Place
88 Queensway, Central, Hong Kong
Attn: APAC Portfolio Manager
Fax: +852 2240-3255

With an e-mail copy in .pdf format to
apacportfolio@intel.com

With a further copy to:
2200 Mission College Blvd.
Santa Clara, CA 95052
Attn: Intel Capital Portfolio Manager
Fax: 1-408-765-6038
Email: portfolio.manager@intel.com

International Finance Corporation	International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
U.S.A.
Fax Number:+1-202-522-7464
Attention: Director, Global Information and Communication Technologies Department

The Greater China Trust, a trust duly organized and existing under the laws of the Cayman Islands, managed by Mitsubishi UFJ Securities (HK) Capital, Ltd.	Butterfield Bank (Cayman) Limited c/o RBC Dexia Trust Services Hong Kong Limited 51st Floor Central Plaza 18 Harbour Road, Wanchai, Hong Kong, S.A.R. Fax Number: +852-2522-3785 Attn: Ms. Anny Wong

Schedule 2
List of Investors and Addresses for Notices

Name of Investor	Address for Notices
With a copy to: Mitsubishi UFJ Securities (HK) Capital, Limited 11/F, AIG Tower, 1 Connaught Road, Central Hong Kong, S.A.R. Fax Number: +852-2865-6214 Attn: Mr. Jun Otsuka Email: otsuka@hk.sc.mufg.jp

Sumitomo Corporation Equity Asia Limited	Suite 602, 6th Floor One International Finance Centre One Harbour View Street Central, Hong Kong Fax Number: +852-2295-0600 Attn: Managing Director

Draper Fisher Jurvetson ePlanet Ventures L.P., Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, Draper Fisher Jurvetson ePlanet Partners Fund, LLC	2113, Tower 1, China World Trade Center
No. 1 Jianguomenwai Avenue
Beijing 100004 PRC
Attn: Cynthia Zhang
Fax Number: +8610-6505-9395,

With a copy to:
Draper Fisher Jurvetson
2882 Sand Hill Road
Suite 150
Menlo Park, CA 94025
Fax Number: 650-233-9233
Attn: Mr. Mark Greenstein

GE Capital Equity Investments Ltd.	201 Merritt 7
Norwalk, CT 06856
U.S.A.
Attn: General Counsel
Fax Number:

With a copy to:
18/F, The Lee Gardens, 33 Hysan Avenue,
Causeway Bay, Hong Kong
Attn: General Counsel (Lee Lung-chi) / Vivian Lam
Fax Number: 852-21006712

Laoniu Investment Limited Co.	Chong’er Investment and Consultancy Co.Ltd. 23/F, Tower 3, Xihuan Plaza No. 1, Xizhimenwai Street, Xicheng District, Beijing, 100044 P.R.C. Attn : Zhang Yifei

Kornhill Consulting LTD	9E Kai Tien Mansion, Taikoo Shing, Quarry Bay, Hong Kong Attn: Eddie Chan Fax: + 852 8167-5597 C/O 28 Jalan Dato Bandar Tunggal, 70000, Seremban, Malaysia Attn: Heng Choon Lim